EX. 99.J(2)



                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 and Post-Effective Amendment No. 26 to Registration Statement No. 33-8479 and 811-4827 for Flag Investors Series Funds, Inc. (formerly Flag Investors International Fund, Inc.) of our report dated December 3, 1999 appearing in the Flag Investors International Fund, Inc.'s Annual Report for the year ended October 31, 1999 and to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information which is part of this Registration Statement.


Deloitte & Touche LLP
Princeton, New Jersey
July 27, 2000
















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